UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A No. 3
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Oak Hill Financial, Inc.
(Exact name of registrant as specified in its charter)

Ohio (State of incorporation or organization)	31-1010517 (I.R.S. Employer Identification No.)
14621 State Route 93
Jackson, Ohio 45640
(Address of principal executive offices)(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:  None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☑
Securities to be registered pursuant to Section 12(g) of the Act:

Title of each Class	Name of each Exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Item 1. Description of Registrant’s Securities to be Registered
     Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Oak Hill Financial, Inc. (the “Company”) on January 23, 1998 (the “Original Form 8-A”), relating to the rights distributed to the stockholders of the Company in connection with the Rights Agreement, dated January 23, 1998 (the “Rights Agreement”), between the Company and The Fifth Third Bank. The Original Form 8-A is incorporated by reference herein.
     Pursuant to a Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement (the “Amendment No. 1”), between the Company and Registrar and Transfer Company (“RTC”), effective as of December 26, 2000, the Rights Agreement was amended to appoint RTC as successor Rights Agent under the Rights Agreement due to the resignation of The Fifth Third Bank as Rights Agent. Amendment No. 1 was approved by the Company’s Board of Directors on November 14, 2000, and was filed as Exhibit 2 to Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 21, 2001 (the “Amended Form 8-A”). The Amended Form 8-A is incorporated by reference herein.
     On September 19, 2006, the Board of Directors of the Company approved an Amendment No. 2 to the Rights Agreement, between the Company and RTC (the “Amendment No. 2”). The Amendment No. 2 was executed by the parties as of September 19, 2006, and was filed as Exhibit 4.3 to Amendment No. 2 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 22, 2006 (the “Second Amended Form 8-A”) and is incorporated by reference herein.
     On July 19, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 19, 2007, by and among WesBanco, Inc. (“WesBanco”), WesBanco Bank, Inc. (“WesBanco Bank”), the Company and Oak Hill Banks.
     In connection with entering into the Merger Agreement, the Company has entered into an Amendment No. 3 to the Rights Agreement, between the Company and RTC (the “Amendment No. 3”). The Amendment No. 3 was approved by the Company’s Board of Directors on July 19, 2007, and was executed by the parties as of July 19, 2007. Amendment No. 3 provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither WesBanco, WesBanco Bank nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person, and neither a Distribution Date nor a Business Combination shall be deemed to have occurred, in each case solely by virtue of any Exempted Transaction or the public announcement of any Exempted Transaction. In addition, immediately prior to the Effective Time, but only if the Effective Time shall occur, the Rights Agreement, as amended, shall be terminated and the holders of the Rights shall not be entitled to any benefits thereunder.
     Amendment No. 3 is filed herewith as Exhibit 4.4 and is hereby incorporated by reference. The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3.
Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of January 23, 1998, by and between the Company and The Fifth Third Bank, as Rights Agent (Reference is hereby made to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 23, 1998, and incorporated herein by reference).

Exhibit No.	Description

4.2	Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement, dated as of December 26, 2000, between the Company and Registrar and Transfer Company, as Rights Agent (Reference is hereby made to the Amendment No. 1 to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on February 21, 2001, and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement, dated as of September 19, 2006 between the Company and Registrar and Transfer Company, as Rights Agent (Reference is hereby made to the Amendment No. 2 to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on September 22, 2006, and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement, dated as of July 19, 2007 between the Company and Registrar and Transfer Company, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed by on its behalf by the undersigned, thereto duly authorized.

Oak Hill Financial, Inc.
By:	/s/ R. E. Coffman, Jr.
R. E. Coffman, Jr.
President and Chief Executive Officer

Dated: July 19, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of January 23, 1998, by and between the Company and The Fifth Third Bank, as Rights Agent (Reference is hereby made to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 23, 1998, and incorporated herein by reference).

4.2	Substitution of Successor Rights Agent and Amendment No. 1 to Rights Agreement, dated as of December 26, 2000, between the Company and Registrar and Transfer Company, as Rights Agent (Reference is hereby made to the Amendment No. 1 to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on February 21, 2001, and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement, dated as of September 19, 2006 between the Company and Registrar and Transfer Company, as Rights Agent (Reference is hereby made to the Amendment No. 2 to Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on September 22, 2006, and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement, dated as of July 19, 2007 between the Company and Registrar and Transfer Company, as Rights Agent.